Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-41905 and No. 333-68636) of National R.V. Holdings, Inc. of our report dated October 6, 2005, except for the restatement discussed in the second and sixth paragraphs of Note 2 to the consolidated financial statements and the matters discussed in the penultimate paragraph of Management’s Report on Internal Control over Financial Reporting, as to which the date is March 21, 2006 relating to the financial statements, financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in this Form 10-K/A.

PricewaterhouseCoopers LLP

Orange County, California

March 21, 2006